News Release	For Immediate Release

Contact: Jeff Laudin	February 24, 2015
Phone: 402-963-1158
Fax: 402-963-1198

Valmont’s Board Authorizes New Repurchase Program

Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure and mechanized irrigation equipment for agriculture, announced today that its Board of Directors has authorized the additional repurchase of $250 million of its common stock outstanding. As of February 24, 2015, the company had approximately $55 million remaining under the $500 million share repurchase authorization announced in May 2014. Valmont intends to repurchase shares from time to time by means of open market purchases or through privately negotiated transactions. The new authorization has no stated expiration date. The purchases will be funded from available cash flows and cash balances and will be made subject to market and economic conditions. Valmont is not obligated to make any repurchases and may discontinue the program at any time. Shares repurchased will be available for general corporate purposes, including acquisitions. Such purchases will be made pursuant to the rules and regulations of the Securities and Exchange Commission.  Valmont has approximately 23.9 million shares outstanding.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.